                                                                   EXHIBIT 12
                           MARSHALL & ILSLEY CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                    ($000's)

                                                     Nine Months
                                                       Ended                         Years Ended December 31,
                                                    September 30,   ---------------------------------------------------------------
                                                        2002          2001         2000         1999         1998         1997
                                                    ------------ ------------ ------------  ----------- ------------- -------------
Earnings:
  Earnings before income taxes, extraordinary
   items and cumulative effect of changes
    in accounting principles                       $    529,561 $    501,045 $    470,350 $    527,939 $    465,285 $    388,172

  Fixed charges, excluding interest on deposits         222,551      321,059      321,812      222,172      206,546      175,609
                                                     -----------  -----------  -----------  -----------  -----------  -----------
       Earnings including fixed charges but
         excluding interest on deposits                 752,112      822,104      792,162      750,111      671,831      563,781

  Interest on deposits                                  213,919      566,899      772,016      585,864      564,540      460,418
                                                     -----------  -----------  -----------  -----------  -----------  -----------
       Earnings including fixed charges and
         interest on deposits                      $    966,031 $  1,389,003 $  1,564,178 $  1,335,975 $  1,236,371 $  1,024,199
                                                     ===========  ===========  ===========  ===========  ===========  ===========
Fixed Charges:

  Interest Expense:

     Short-term borrowings                         $    116,370 $    188,587 $    224,187 $    142,294 $    126,624 $    111,193

     Long-term borrowings                                89,958      110,842       78,773       63,145       66,810       54,175

     One-third of rental expense for all operating
       leases (the amount deemed representative
       of the interest factor)                           16,223       21,630       18,852       16,733       13,112       10,241
                                                     -----------  -----------  -----------  -----------  -----------  -----------
     Fixed charges excluding interest on deposits       222,551      321,059      321,812      222,172      206,546      175,609

     Interest on deposits                               213,919      566,899      772,016      585,864      564,540      460,418
                                                     -----------  -----------  -----------  -----------  -----------  -----------
     Fixed charges including interest on deposits  $    436,470 $    887,958 $  1,093,828 $    808,036 $    771,086 $    636,027
                                                     ===========  ===========  ===========  ===========  ===========  ===========
Ratio of Earnings to Fixed Charges:

  Excluding interest on deposits                           3.38 x       2.56 x       2.46 x       3.38 x       3.25 x       3.21 x

  Including interest on deposits                           2.21 x       1.56 x       1.43 x       1.65 x       1.60 x       1.61 x